Exhibit 10.28

Appleton Papers Inc.
Long Term Restricted Stock Unit Plan
(Effective January 3, 2010)

ARTICLE 1.

Purpose and Effective Date

1.1 Purpose. The Board adopted the Plan for the purpose of assisting the Company in attracting and retaining key management employees who are in a position to make a significant contribution to the growth and profitability of the Company by providing a reward for performance and incentive for future endeavors. The Plan will be implemented through the opportunity to earn Restricted Stock Units, the value of which is related to the value of the Company’s stock, but Company stock is not issued at the time of the grant, vesting or distribution.

1.2 Effective Date. The effective date of the Plan (the “Effective Date”) is January 3, 2010.

ARTICLE 2.

Definitions

Capitalized words and phrases used in the Plan have the following meanings unless otherwise expressly provided herein:

2.1 Board. "Board" means the Board of Directors of Appleton Papers Inc.

2.2 Cause. "Cause" in connection with the termination of the Participant's employment with the Company, means that, in the judgment of the Committee, based upon any information or evidence reasonably persuasive to the Committee, the Participant: (1) willfully engaged in activities or conducted himself or herself in a manner seriously detrimental to the interests of the Company or its subsidiaries and affiliates; or (2) failed to execute the duties reasonably assigned to him or her in a reasonably timely, effective, or competent manner; provided, however, that the termination of the Participant's employment because of Disability shall not be deemed to be for Cause.

2.3 Change of Control. “Change of Control” means: (1) the termination of the ESOP or amendment of the ESOP so that it ceases to be an employee stock ownership plan; (2) the ESOP ceases to own a majority interest in the Company; (3) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; (4) the approval by the Company shareholders of any plan or proposal to terminate the Company’s business, to liquidate or dissolve the Company or to sell substantially all the Common Stock; (5) the Company merges or consolidates with any other company and the Company is not the surviving company of such merger or consolidation; or (6) any other event or series of events whereby ownership and effective control of the Company is transferred or conveyed to a person or entity that is not controlled by the Company.

2.4 Committee. “Committee” means the Compensation Committee of the Board.

2.5 Common Stock. "Common Stock" means the common stock of Paperweight Development Corp.

2.6 Company. "Company" means Appleton Papers Inc., 825 East Wisconsin Avenue, Appleton, Wisconsin 54911. “Company” also means (except where the context relates solely to Appleton Papers Inc.) any subsidiary or other affiliate of Appleton Papers Inc. who employs an Eligible Employee (as designated by the Committee in accordance with Section 4.1). Any such subsidiary or affiliate of Appleton Papers Inc. that has become a “Company” as provided above is deemed to have designated Appleton Papers Inc. as its agent with respect to amending or terminating the Plan. Any such action by Appleton Papers Inc. shall be binding on such subsidiary or affiliate at the time taken.

2.7 Disability. “Disability” means a physical or mental condition of the Participant which results in the Participant receiving benefits under an applicable Company’s long term disability insurance plan, or in the event the Participant is not participating in a Company long term disability insurance plan, means disability as defined under the long term disability plan of Appleton Papers Inc.

2.8 Eligible Employee. "Eligible Employee" means an employee of Appleton Papers Inc. in the following classifications:  (1) the Chief Executive Officer, (2) a Vice President or Mill Manager, (3) a director-level employee; and (4) any other key employee of a participating Company who has been designated by the CEO as an Eligible Employee.

2.9 Employment. References in the Plan to “employment” with the Company; “year(s) of employment” and “termination of employment” shall in all events refer to the total period of employment with Appleton Papers Inc. and any of its subsidiaries or affiliates. For example, a Participant’s termination of employment for purposes of the Plan shall occur at the time the Participant is no longer employed by Appleton Papers Inc., or any of its subsidiaries or affiliates.

2.10 ESOP. "ESOP" means the Appleton Papers Retirement Savings and Employee Stock Ownership Plan.

2.11 Fair Market Value. “Fair Market Value” means the value of a Restricted Stock Unit which is equal to the fair market value most recently assigned to Common Stock under the terms of the ESOP prior to the Grant Date or Vesting Date. For example, the value of a Restricted Stock Unit vesting between January 1 and June 30 will be based on the fair market value assigned to the Common Stock under the ESOP on the prior December 31 valuation. The value of a Restricted Stock Unit vesting between July 1 and December 31 will be based on the prior June 30 valuation.

2.12 Participant. “Participant” means an Eligible Employee who has been granted Restricted Stock Units in accordance with Article 4 of the Plan.

2.13 Plan. “Plan” means the Appleton Papers Inc. Long Term Restricted Stock Unit Plan, as set forth herein and as amended from time to time.

2.14 Plan Year. “Plan Year” means the fiscal year of Appleton Papers Inc.

2.15 Representative. “Representative” means the personal representative of the Participant's estate, and after final settlement of the Participant's estate, the successor or successors entitled thereto by law.

2.16 Restricted Stock Unit. “Restricted Stock Unit” means a bookkeeping unit and accounting mechanism designed to measure the value of a nonequity compensation unit payable as taxable compensation to the Participant in accordance with Article 5. One Restricted Stock Unit has a value equal to the value of one share of Common Stock (as determined pursuant to Section 5.6).

2.17 Retirement. “Retirement” means termination of employment with the Company under a tax-qualified retirement plan maintained by the Company or an applicable subsidiary or affiliate, including early retirement under such plan.

2.18 Vesting Date. “Vesting Date” means the date on which a Participant’s Restricted Stock Units vest under the provisions of Article 5.

ARTICLE 3.

Plan Administration

3.1 Committee Administration. The Committee shall be responsible for the operation and administration of the Plan. The decision of a majority of the members of the Committee shall constitute the decision of the Committee. The Committee may act either at a meeting at which a majority of the members of the Committee is present or by a writing signed by all Committee members. The Committee shall have full discretion, power and authority to make factual determinations, construe, interpret and administer the Plan, to adopt such rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto, and may designate agents to assist it in administration of the Plan. The Committee shall have the sole, final and conclusive authority to determine, consistent with and subject to the provisions of the Plan, the Eligible Employees, Maximum Reserved Units, the number of Restricted Stock Units to be awarded to individual Participants reporting to the CEO, and all other matters relating to the Plan. Benefits will be paid only if the Committee determines in its discretion that the applicant is entitled to them.

3.2 Maximum Reserved Units. The maximum number of Restricted Stock Units that may be granted each year shall be authorized by the Compensation Committee of the Board of Directors in accordance with the executive compensation goals and policies.

3.3 Changes in Capital Structure. If there is a change in the outstanding Common Stock by reason of the issuance of additional units, recapitalization, reclassification, reorganization or similar transaction, the Committee shall proportionately adjust, in an equitable manner, the aggregate number of available Restricted Stock Units and the number of Restricted Stock Units held by Participants. The adjustment shall be made in a manner that will cause the value of Restricted Stock Units at the time of the transaction to remain unchanged as a result of the transaction.

ARTICLE 4.

Participation and Awards

4.1 Annual Grants. Restricted Stock Units shall be granted, as of the first day of a Plan Year (the “Grant Date”), to all Eligible Employees who are Participants with respect to that Plan Year. By February 28, the Committee shall determine and approve the number of Restricted Stock Units awarded to the CEO, the number of Restricted Stock Units awarded to individual Participants reporting to the CEO, and the Maximum Reserve Units. The number of Restricted Stock Units awarded to each Participant for the upcoming Plan Year shall be approved by the CEO, with input from other Vice Presidents, before February 28 of each Plan Year. The CEO shall notify Participants of the Units awarded for a Plan Year (“Grant Confirmation”) as soon as administratively practical after such awards have been approved. Participants who have been invited to receive a Grant, must accept the Grant by signing an Acknowledgement form provided by the Company.

4.2 New Hires and Employment Classification Changes. An individual who becomes a Participant after the beginning of a Plan Year, either as a newly hired employee or as a result of a change in employment classification, shall be entitled to receive a grant of Restricted Stock Units at the discretion of the Committee or the CEO in accordance with Section 4.1.

ARTICLE 5.

Vesting and Payment of Units

5.1 Vesting. A Restricted Stock Unit shall be 100% vested upon the completion of three (3) full years of employment commencing with the Grant Date of the Restricted Stock Unit or, if earlier, upon the occurrence of a Change of Control. Upon termination of employment due to the Participant’s death, Disability or Retirement, an award of Restricted Stock Units shall be 0% vested if such employment termination occurs before the completion of one (1) full year of employment commencing with the Grant Date, 33.3% vested if such employment termination occurs on or after the completion of one (1) full year of employment, but before completion of two (2) full years of employment commencing with the Grant Date, and shall be 66.7% vested if such employment termination occurs on or after the completion of two (2) full years of employment but before the completion of three (3) full years of employment commencing with the Grant Date. Retirements on December 31 of any given Plan Year shall be treated as a full year of employment for vesting purposes. Any grant of Restricted Stock Units, or portion thereof, not vested according to the foregoing schedule on the date of the Participant's termination of employment for any reason shall be forfeited.

5.2 Payment For Vested Units. Upon the vesting of Restricted Stock Units in accordance with Section 5.1, payment, less applicable withholding taxes, shall be made to the Participant (or to the Participant’s Representative in the event of the Participant’s death) in a single sum cash payment in an amount equal to the value of the Restricted Stock Unit as determined under Section 5.3. This cash payment will be paid in the currency in which such Participant is paid the majority of his or her remuneration by multiplying the amount by the appropriate currency exchange rate as posted in the Wall Street Journal on the last date of the valuation of the Common Stock. Payment will be made as soon as administratively practicable after vesting, but no later than two and one-half months following yearend of the taxable year in which vesting occurred, provided, however, that if it is administratively impracticable to make the payment by such date, or if the payment would jeopardize the ability of the Company to continue as a going concern, then such payment shall be made as soon as administratively practicable or as soon as the payment would no longer have such effect.

5.3 Unit Valuation. The value represented by a  Restricted Stock Unit shall be the greater of: (1) the Fair Market Value of a share of Common Stock; (2) the price per share of Common Stock received as a result of a Change of Control; or (3) a public offering price.

5.4 Tax Withholding. The Company shall deduct from payments made under the Plan any federal, state or local withholding or other taxes or charges which the Company is required to deduct under applicable law.

5.5 Change of Control Tax Provisions. If any payments provided to a Participant under this Plan will be subject to the tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), the Company shall pay to the Participant, at the time the payments are paid to the Participant, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax on the Gross-Up Payment itself, shall be equal to the payments. The Participant remains responsible for any federal, state and local income tax on the payment.

For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received by a Participant in connection with a Change of Control or a Participant’s termination of employment shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Participant such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, (ii) the amount of the payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the payments or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (i) above, and after deducting any excess parachute payments in respect of which payments have been made), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Participant’s residence on the date of the Participant’s termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Participant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken in account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess to the Participant (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

5.6 Forfeitures. Notwithstanding any other provision of the Plan, all rights to any payments under the Plan, shall be discontinued and forfeited, and the Company will have no further obligation to the Participant if

a.
the Participant is discharged from employment with the Company or its subsidiaries and affiliates for Cause, or the Participant performs during the course of his employment with the Company or its subsidiaries and affiliates acts of willful malfeasance or gross negligence in a matter of material importance to the Company, or

b.	the Participant violates any express restrictive covenant between Participant and Company (whether relating to obligations of confidentiality, non-competition, non-solicitation or otherwise).

Absent a Change of Control, any decision of the Committee with respect to the application of the provisions of this Section 5.6 shall have a presumption of correctness, and the burden shall be on the Participant to rebut such presumption by clear and convincing evidence.

5.7 Presumed Competency. Every person receiving or claiming payments under the Plan shall be conclusively presumed to be mentally competent until the date on which the Company receives a written notice in a form and manner acceptable to the Company that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his or her estate has been appointed. In the event a guardian or conservator of the estate or any person receiving or claiming payments under the Plan shall be appointed by a court of competent jurisdiction, payments under the Plan may be made to such guardian or conservator provided that the proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Company. Any such payments so made shall be a complete discharge of any liability or obligation of Company or the Committee regarding such payments.

5.8 Forfeiture of Unclaimed Benefits. Each Participant shall keep the Company informed of his or her current address. The Company shall not be obligated to search for the whereabouts of any person. If the Company is unable to locate any person to whom a payment is due under the Plan or a distribution payment check is not presented for payment, such payment shall be irrevocably forfeited at the earlier of: (1) the day preceding the date such payment would otherwise escheat pursuant to any applicable escheat law; or (2) the later of three (3) years after the date on which the payment was first due or ninety (90) days after issuance of the check. Forfeited payments shall be returned to the Company.

ARTICLE 6.

Miscellaneous Provisions

6.1 Nonguarantee of Employment. No employee or other person shall have any claim or right to participate in the Plan except as designated by the Committee. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

6.2 No Rights as Shareholder. Restricted Stock Units shall not entitle the Participant to an equity interest in the Company nor give the Participant the rights of a shareholder in the Company.

6.3 Nonassignable. Restricted Stock Units are an unfunded promise to pay and are not property. Any rights and privileges represented by a Restricted Stock Unit may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, and shall not be subject to execution, attachment or similar process except as provided in Section 6.5.

6.4 Unfunded Plan. The Plan shall at all times be unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of benefits under the Plan. No Participant or other person shall have any interest in any particular assets of the Company and shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

6.5 Offsets. As a condition to eligibility to participate in the Plan, each Participant consents to the deduction from amounts otherwise payable to the Participant under the Plan all amounts owed by the Participant to the Company and its subsidiaries and affiliates to the maximum extent permitted by applicable law.

6.6 Limitation of Actions. No lawsuit with respect to any benefit payable or other matter arising out or relating to the Plan may be brought before exhaustion of claim and review procedures established by the Committee, and any lawsuit must be filed no later than nine (9) months after a claim is denied or be forever barred.

6.7 Amendment and Termination. The Board may amend or terminate the Plan at any time provided that no amendment to the Plan may alter, impair or reduce the number of  Restricted Stock Units earned before the effective date of the amendment without the written consent of the affected Participants. No Restricted Stock Units may be awarded after the date of Plan termination although payments shall be made in accordance with the Plan with respect to Restricted Stock Units awarded before the date of Plan termination.

6.8 Internal Revenue Code Section 409A. The Plan is intended to be exempt from the coverage of Internal Revenue Code Section 409A, and shall be administered and interpreted in such a way as to maintain the status of the Plan as being so exempt.

6.9 Governing Law; Jurisdiction. The Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin. By participating in the Plan, the Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Wisconsin and of any federal court located in Milwaukee, Wisconsin in connection with any action or proceeding arising out of or relating to the Plan, any document or instrument delivered pursuant to or in connection with the Plan.